Exhibit 3.118
OPERATING AGREEMENT
OF
LAKE TAHOE RESORT PARTNERS, LLC,
A CALIFORNIA LIMITED LIABILITY COMPANY
     THIS OPERATING AGREEMENT (the “Agreement”), of LAKE TAHOE RESORT PARTNERS, LLC, a California limited liability company (the “Company”), is entered into as of the 1st day of March, 1996, by AKGI LAKE TAHOE INVESTMENTS, INC., a California corporation (“ AKGI”), and KGK LAKE TAHOE DEVELOPMENT, INC., a California corporation (“KGK”) (AKGI and KGK are referred to herein as the “Members”).
W I T N E S S E T H:
     WHEREAS, the Company was formed on March 1, 1996 pursuant to the terms of the California Beverly-Killea Limited Liability Company Act (the “Act”) by the filing of Articles of Organization with the Secretary of State of the State of California; and
     WHEREAS, in connection with the formation of the Company, the Members desire to enter into this Agreement in order to set forth their agreement and understanding as to their rights and obligations as members of the Company and certain other matters.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to form a limited liability company under the laws of the State of California as follows:
ARTICLE 1.
Purpose/Powers
     The parties have formed a California limited liability company for the purpose of acquiring, developing, operating, marketing and selling timeshare vacation intervals at the Embassy

Vacation Resort at Lake Tahoe in El Dorado County, California (the “Project”), and for transacting any or all other lawful business for which limited liability companies may be organized under the Act. The Company shall have the power and authority to take in its name all actions necessary, useful or appropriate in the Members’ discretion and as provided by law to accomplish the foregoing purpose.
ARTICLE 2.
Place of Business/Registered Agent
     The principal place of business of the Company shall be 911 Wilshire Blvd., Suite 2250, Los Angeles, California 90017, or such other address as the Members may from time to time determine. The registered agent of the Company will be Thomas M. Smith, at the aforesaid office address.
ARTICLE 3.
Duration of the Company
     The existence of the Company commenced as stated above, and shall continue until December 31, 2065, unless terminated sooner by operation of law or by agreement between the parties or reenacted after such initial term for such additional periods as is mutually determined by the Members.
ARTICLE 4.
Members
The Initial Members of the Company and their addresses are as follows:
AKGI Lake Tahoe Investments, Inc.
911 Wilshire Blvd.
Suite 2250
Los Angeles, California 90017
KGK Lake Tahoe Development, Inc.
911 Wilshire Blvd.
Suite 2250
Los Angeles, California 90017
ARTICLE 5.
Capital Contributions and Voting
     The Members agree to share in all capital contributions, profits, losses, and cash flow of the Company in accordance with this Agreement. Each Member’s initial capital contribution to the Company and their percentage interest in the Company are as follows:

	Capital	Percentage
Member	Contribution	Interest
AKGI	$1,000.00	50%
KGK	$1,000.00	50%
In consideration for their capital contributions, the Members shall be issued one thousand (1,000) units of interest in the Company (“Unit”). Such capital contributions shall consist of cash, certified funds or property. The ownership of each Unit shall entitle the Member owning such Unit to one (1) vote on each matter upon which such Member is entitled to vote.
ARTICLE 6.
Additional Capital Contributions
     The Members may contribute in proportionate amounts any additional capital deemed necessary for the operation of the Company and shall be issued one additional Unit for each dollar of such additional capital contributed. In the event that any Member deems it advisable to refuse or fails to contribute its share of any or all of the additional capital, then the other Members or any one of them may contribute (but shall not be obligated to) the additional capital not paid in by such refusing member and shall receive one additional Unit for each dollar of such additional capital contributed.
ARTICLE 7.
 Allocation of Profits and Losses
     (a) Subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), profits and losses of the Company shall be allocated in accordance with the percentage ownership of the units of the Company. All distributions of Net Cash from Operations (as defined below) shall be made in accordance with such percentage.
     (b) A separate capital account shall be maintained for each Member in accordance with the Code. No Member shall make any withdrawals from capital without prior approval of the other Members. Subject to the Code, if the capital account of any Member becomes impaired, his or its share of subsequent Company profits shall be first credited to his or its capital account until that account has been restored.
     (c) For purposes of this Agreement, “Net Cash from Operations” shall mean the excess of net proceeds received from the sale of Company property plus any other income less reasonable operating expenses, debt service due and payable (including any payments required to be made and held in reserve for retirement of debt, e.g. sinking fund requirements), reasonable reserves for property taxes and insurance and a working capital reserve as determined by the Members.
ARTICLE 8.
Management Duties and Restrictions
     (a) The Company shall from time to time elect one or more managers who may or may not be a Member (herein a “Manager”) to whom management of the Company’s business shall be delegated. The Members hereby elect AKGI as the Manager to serve until removed by the Members. The Manager shall have the power on behalf of the Company to take all actions which the Manager deems necessary, useful or appropriate for the management and conduct of the Company’s business, provided, however, the Manager shall not have the power to make “Major Decisions” (as defined below) without the consent of a majority of the Members. Any document of any kind or nature signed by any Manager shall be fully binding on the Company and third parties may rely on such without further inquiry.
     (b) Notwithstanding the Manager’s powers, the following matters shall constitute “Major Decisions” and shall require an affirmative written majority vote by or on behalf of all of the Members:
     (1) Proposal or adoption of an amendment to this Agreement;
     (2) Modify the rights and powers of a Member;
     (3) Modify the method of determining, allocating or distributing the Company’s income, deductions and credits;
     (4) Continue the Company upon a Terminating Event (as defined herein);
     (5) Approve the issuance or sale of additional Units;
     (6) Cause any sale, exchange or other disposition of the Company’s property, other than in the ordinary course of business; and
     (7) Borrow in excess of $100,000.00, whether on a secured or unsecured basis.

     (c) Except as provided herein, all Members shall have proportionate rights in the management of the Company. No Member shall, without the authority hereunder, endorse any note or act as an accommodation party, or otherwise become surety for any person in any transaction involving the Company. Without the authority hereunder, no Member shall on behalf of the Company borrow or lend money, or make, deliver or accept any commercial paper, or execute any mortgage, security agreement, bond, or lease, or purchase or contract to purchase, or sell or contract to sell any property for or on behalf of the Company. No Member shall, except with the authority hereunder, mortgage or grant a security interest in his or its share in the Company or in the Company’s capital assets or property, or do any act detrimental to the best interests of the Company or which would make it impossible to carry on the ordinary purpose of the Company.
     (d) The Manager shall be reimbursed for all costs and expenses incurred in the conduct of the Company’s business.
ARTICLE 9.
Admission of Additional Members; Issuance of Additional Units
     (a) With the approval by a majority of the Members, additional members may be admitted to the Company. Upon such admission, such new members shall ratify and agree to be bound by all of the terms of this Agreement.
     (b) With the approval by a majority of the Members, the Company may issue additional Units to existing Members or to other persons or entities upon such conditions and for such consideration as the Members may determine.
     (c) The Manager shall take all actions to admit any additional members or to issue any additional Units pursuant to this Article on behalf of the Company and the other Members pursuant to the power of attorney granted in Article 16 herein.
ARTICLE 10.
Banking
     All funds of the Company shall be deposited in its name in such checking account or accounts as shall be designated by the Manager. All withdrawals therefrom are to be made upon checks which must be signed by a Manager.

ARTICLE 11.
Books and Records; Taxes; Confidentiality
     (a) The Company books and records shall be maintained in accordance with the Act at the offices of the Manager at 911 Wilshire Blvd., Suite 2250, Los Angeles, California 90017, and each Member shall have access thereto and the right to copy same at such Member’s expense. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each fiscal year. The Manager will furnish annual financial statements to the Members, and cause tax returns to be prepared in a timely manner, furnishing copies to all Members when they are filed on behalf of the Company. The Company shall elect to be treated as a partnership for income tax purposes. All Company expenses of every kind shall be deducted currently as an expense or deducted as quickly as possible using the shortest applicable period of depreciation.
     (b) The Members shall keep all financial and operating information about the Company strictly confidential except for such information which shall be released in the ordinary course of business, or any other information which the Members unanimously agree to release.
ARTICLE 12.
Meetings; Notices
     (a) The Members shall hold an annual meeting on or before December 31 of each year at a place and time to be mutually determined. Special meetings of the Members may be called by the Manager upon at least thirty (30) days prior written notice or upon the written request of any Member.
     (b) For purposes of this Agreement, any notice which the parties hereto desire to give to the other shall be deemed given and received if written notice is either delivered to the address of the other party or mailed by certified U.S. Mail, return receipt requested to such address. Delivered notices will be effective when delivered and mailed notices two (2) business days after the notice is deposited in the U.S. Mail, with sufficient postage affixed thereon. Written notice will be deemed to include, but not limited to, facsimile transmissions followed by mailed delivery of such notice immediately thereafter.
ARTICLE 13.
Termination
     (a) The Company may be dissolved and terminated upon the occurrence of one of the following events (“Terminating Event”):

     (1) The majority vote of all of the Members to dissolve and wind up the Company;
     (2) The expiration of the term of this Agreement;
     (3) The retirement, death, adjudication of bankruptcy, insanity or incompetency of the last Member (or other incapacity which prevents such Member from effectively discharging the duties set forth in this Agreement);
     (4) Entry of a decree of judicial dissolution pursuant to the application by or for a Member that it is not reasonably practical to carry on the business of the Company in conformity with the Operating Agreement.
     (b) After the occurrence of a Terminating Event, the Manager or last remaining Member or a court of competent jurisdiction in accordance with the Act shall proceed with reasonable promptness to wind up the Company’s affairs and liquidate the assets of the Company. The assets of the Company shall be liquidated and distributed, subject to applicable provisions of the Code, in the following order:
          (1) To pay or provide for the payment of all Company liabilities to creditors other than Members, and liquidating expenses and obligations;
          (2) To pay debts owing to Members other than for distributions of profits; and
          (3) To pay debts owing to Members with respect to distributions of profits.
ARTICLE 14.
Sale of Company Interest and Withdrawal of a Member
     (a) No Member shall sell all or any portion of his or its interest or Units in the Company without the prior written consent of a majority of other Members and the Managing Member. Notwithstanding the foregoing, any Member may assign, pledge, mortgage, or otherwise encumber or transfer the right to receive income and profit from his or its ownership of Units without the prior consent of a majority of the other Members. However, such assigning Member shall give the other Members prompt written notice of such assignment, pledge, mortgage or other encumbrance or transfer.
     (b) No Member shall be entitled to withdraw his or its capital contribution from the Company, require the Company or any other Member to purchase or otherwise acquire all or any part of his or its Units, or withdraw or resign as a Member of the

Company unless a majority of all other Members agree thereto. Furthermore, without the prior written consent of a majority of the other Members, no Member or any of its partners or shareholders, if a partnership or corporation, shall convey any partnership, ownership or other interest in such Member to any other party, whether affiliated or not.
ARTICLE 15.
Amendments
     Any Member may propose an amendment or amendments to this Agreement. Such proposed amendment or amendments shall be effective only with the majority approval or vote by a majority of Members to such proposed amendment or amendments.
ARTICLE 16.
Power of Attorney
     (a) Each Member hereby irrevocably constitutes and appoints the Manager, and any successor Manager, its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to and file:
     (1) This Agreement and all amendments thereto required by provisions hereof or by applicable law;
     (2) All certificates, documents or instruments which may be required to qualify or continue the Company as a limited liability company;
     (3) All instruments which effect an amendment or modification of the Company pursuant to the terms of this Agreement;
     (4) All instruments necessary to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and
     (5) All such other instruments as may be deemed necessary or appropriate by the Managing Members to effectuate the terms of this Agreement;
and each Member hereby irrevocably constitutes and appoints the Manager, and any successor Manager, his or its true and lawful attorney, in his or its name, place and stead, to take any and all such other action as he may deem necessary or desirable to carry out fully this Agreement in accordance with its terms.

     (b) It is expressly understood and intended by each Member that the grant of the foregoing power of attorney is coupled with an interest and is irrevocable.
     (c) The foregoing power of attorney shall survive the death of any Member who shall die during the term of the Company.
     (d) The foregoing power of attorney may be exercised by the Manager acting for each Member individually or as attorney-in-fact acting for all Members together.
     (e) The foregoing power of attorney shall survive the delivery of an assignment by a Member of the whole or any portion of its interest; except that where the Member has assigned its entire interest and the assignee thereof has been approved by the Members for admission to the Company as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the Managing Member to execute, acknowledge, swear to and file any document necessary to effect such substitution.
     (f) The foregoing power of attorney shall in no way cause a Member to be liable in any manner for the acts or omissions of a Manager.
ARTICLE 17.
Violation of this Agreement
     Any member who shall violate any of the terms, conditions, and provisions of this Agreement shall hold and save harmless the Company and shall also indemnify the other Members from any and all claims, demands and actions of every kind and nature whatsoever which may arise out of or by reason of such violation of any of the terms and conditions of this Agreement.
     IN WITNESS WHEREOF, the parties have hereunto set their hands the day first above written.

MEMBERS; AKGI LAKE TAHOE INVESTMENTS, INC., a California corporation
By:	/s/ Thomas M. Smith
Thomas M. Smith
Vice President

KGK LAKE TAHOE DEVELOPMENT, INC., a California corporation
By:	/s/ Thomas M. Smith
Thomas M. Smith
Vice President

AMENDMENT TO
OPERATING AGREEMENT OF
LAKE TAHOE RESORT PARTNERS, LLC,
A CALIFORNIA LIMITED LIABILITY COMPANY
     This Amendment (“Amendment”) to the Operating Agreement of Lake Tahoe Resort Partners, LLC, dated March 1, 1996 (the “Operating Agreement”) is entered into this 30th day of April, 1996 by and between AKGI LAKE TAHOE INVESTMENTS, INC., a California corporation, and KGK LAKE TAHOE DEVELOPMENT, INC., a California corporation (the “Members”). Terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Operating Agreement.
     WHEREAS, the Members are all of the members of Lake Tahoe Resort Partners, LLC (the “Company”); and
     WHEREAS, the Members desire to amend the Operating Agreement in order to provide for the issuance of certificates of interest by the Company to evidence the interests of the Members in the Company, to amend the respective percentage interests in the Company of the Members, and to clarify the rights of Members upon a pledge of membership interests;
     NOW, THEREFORE, the Operating Agreement is hereby amended to renumber existing Article 4 as Section (a) of Article 4, and add thereto, immediately following Section (a) of Article 4, the following Section (b):
     “(b) The Membership Interests of Members in the Company may be represented by certificates of membership. The exact contents of a certificate of membership may be determined by action of the Managers, but shall be substantially in conformity with the following requirements. The certificates of membership shall be respectively numbered serially as they are issued, shall be impressed with the Company seal or a facsimile thereof, if any, and shall be signed by the Manager of the Company. Each certificate of membership shall state the name of the Company, the fact that the Company is organized under the laws of the State of California as a limited liability company, the name of the person to whom the certificate is issued, the date of issue, and the Percentage Interest represented thereby. Each certificate of membership shall be otherwise in such form as may be determined by the Manager.”
     The Operating Agreement is hereby further amended by amending the second and third sentences of Article 5 of the Operating Agreement to read as follows:

“Each Member’s initial capital contribution to the Company and their percentage interest in the Company are as follows:

Member	Capital Contribution	Percentage Interest
AKGI	$20.00	1%
KGK	$1,980.00	99%
     In consideration for their capital contributions, AKGI shall be issued twenty (20) units of interest in the Company (“Units”), and KGK shall be issued one thousand nine hundred eighty (1,980) Units.”
     The Operating Agreement is further hereby amended to add thereto, immediately following Section (b) of Article 14, the following Section (c):
     “(c) Notwithstanding anything to the contrary contained in this Agreement and without the consent of any other Member, (i) any Member may pledge as security pursuant to a pledge agreement (hereinafter, the “Pledge”) its membership interests herein (the “Membership Interests”) to Canpartners Investments IV, LLC (“Secured Party”), (ii) Secured Party may transfer all or part of its interest in such Membership Interests to one or more third parties (which transferee or transferees, together with Secured Party to the extent of any interest retained by the Secured Party, will be referred to herein as the “Secured Party”), (iii) Secured Party may foreclose on or exercise similar rights (hereinafter, a “Foreclosure”) under such a Pledge with respect to such Membership Interests and such Membership Interests may be further transferred by Secured Party pursuant to a Foreclosure and (iv) any assignee of such Membership Interests pursuant to any such Foreclosure shall become a substitute member under this Agreement upon such assignee delivering notice in accordance with the Pledge of its election to become a substitute member under this Agreement.”
     Force and Effect. Except as amended hereby, the terms of the Operating Agreement remain in full force and effect.
     Counterparts. This Amendment may be signed in counterparts with the same effect as if the signatures thereof and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed the foregoing Amendment as of the day and year first written above.

AKGI LAKE TAHOE INVESTMENTS, INC. a California corporation
By:	/s/ Steven C. Kenninger
Steven C. Kenninger,
Executive Vice President

KGK LAKE TAHOE DEVELOPMENT, INC. a California corporation
By:	/s/ Steven C. Kenninger
Steven C. Kenninger,
Executive Vice President

SECOND AMENDMENT TO THE
LAKE TAHOE RESORT PARTNERS, LLC
OPERATING AGREEMENT
     THIS SECOND AMENDMENT (“Amendment”) to the Operating Agreement of LAKE TAHOE RESORT PARTNERS, LLC, dated March 1, 1996 (the “Operating Agreement”) in entered into this 25th day of June 2007 by (the “Company”), is dated as of this 25th day of June 2007.
R E C I T A L S
     A. The Company was formed on March 1, 1996 upon the filing of its Articles of Organization with the Secretary of State of the State of California.
     B. AKGI Lake Tahoe Investments, Inc., a California corporation (“AKGI”) and KGK Lake Tahoe Development, Inc., a California corporation (“KGK” and together with AKGI the “Original Members”) previously approved and executed that certain Operating Agreement of the Company dated as of March 1, 1996 and the amendment thereto dated April 30, 1996 (the “Agreement”).
     C. Each of the Original Members assigned, transferred and set over unto Sunterra Developer and Sales Holding Company, a Delaware corporation (“DHC”) one hundred percent (100%) of their respective interests in the Company pursuant to that certain Assignment of Membership Interest dated as of October 3, 2005.
     E Each of the Original Members and DHC desire to amend the Agreement as set forth below to evidence the withdrawal of the Original Members as members and AKGI as the manager and the admission of DHC as substitute member and manager.
AGREEMENT
     In consideration of the premises and the mutual covenants hereinafter set forth, it is hereby agreed as follows:
     1. The Original Members hereby withdraw from the Company and consent to the admission of DHC as substitute member and manager in the Original Members’ place and stead.
     2. DHC hereby agrees to be admitted as substitute member and manager and agrees to be bound by all the terms, covenants, and conditions of the Agreement and any amendments thereto.
     3. All references in the Agreement to the “Company”, “AKGI” or “KGK” shall be deemed to be references to “Sunterra Developer and Sales Holding Company” and all references in the Agreement to “the Member or Manager” shall be deemed to be references to “DHC”.
     4. The Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

     IN WITNESS WHEREOF, This First Amendment has been executed as of the date first above written.

SUNTERRA DEVELOPER AND SALES HOLDING COMPANY, a Delaware corporation
By:	/s/ Frederick C. Bauman
Frederick C. Bauman
Its: Vice President

WITHDRAWING MEMBERS AND MANAGER AKGI AKGI LAKE TAHOE INVESTMENTS, INC., a California corporation Its: Member and Manager
By:	/s/ Frederick C. Bauman
Frederick C. Bauman
Its: Vice President

KGK LAKE TAHOE DEVELOPMENT, INC., a California corporation Its: Member
By:	/s/ Frederick C. Bauman
Frederick C. Bauman
Its:Vice President